Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
Qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR SECOND QUARTER 2022

QUAKERTOWN, PA (July 26, 2022) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the second quarter of 2022 of $3,349,000, or $0.94 per share on a diluted basis. This compares to net income of $3,869,000, or $1.09  per share on a diluted basis, for the same period in 2021.  For the six months ended June 30, 2022, QNB reported net income of $7,059,000, or $1.98 per share on a diluted basis. This compares to net income of $8,919,000 or $2.51 per share on a diluted basis, reported for the same period in 2021.

For the quarter ended June 30, 2022, the annualized rate of return on average assets and average shareholders’ equity was 0.79% and 9.28%, respectively, compared with 0.98% and 11.53%, respectively, for the second quarter 2021.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended June 30, 2022, in comparison with the same period in 2021 due to growth in net interest income.  The change in contribution from QNB Corp. for the quarter ended June 30, 2022, compared with the same period in 2021, is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,			Six months ended,
	6/30/2022	6/30/2021	Variance	6/30/2022	6/30/2021	Variance
QNB Bank	$4,082,000	$3,303,000	$779,000	$7,790,000	$7,341,000	$449,000
QNB Corp	(733,000)	566,000	(1,299,000)	(731,000)	1,578,000	(2,309,000)
Consolidated net income	$3,349,000	$3,869,000	$(520,000)	$7,059,000	$8,919,000	$(1,860,000)

Total assets as of June 30, 2022 were $1,646,695,000 compared with $1,673,340,000 at December 31, 2021. Total available for sale debt securities decreased $82,793,000, or 12.0%, to  $609,567,000, due primarily to the reduction in fair value of the portfolio, in response to the rise in interest rates during the period. Total deposits increased $17,983,000 to $1,467,728,000.  The Bank participated in both rounds of the Small Business Administration’s Paycheck Protection Program (“PPP”).  Loans receivable, excluding PPP, grew $47,149,000 to approximately $959,774,000 since December 31, 2021.

“We continue to see growth and good performance, with solid net income and a return of $0.94 per share earnings on a diluted basis for our shareholders. The second quarter experienced continued household growth, deposit and loan growth, and good credit quality,” said David W. Freeman, President and Chief Executive Officer.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and six months ended June 30, 2022 totaled $11,103,000 and $21,839,000 respectively, an increase of $885,000 and $1,104,000, respectively from the same periods in 2021. Net interest margin was 2.73% for the second quarter of 2022 and 2.74% for the same period in 2021.  Net interest margin was 2.72% for the six months ended June 30, 2022, compared with 2.89% for the same period in 2021.

The yield on earning assets was 3.02% for the second quarter 2022, compared with 3.04% in the second quarter of 2021. For the six-month period ended June 30, 2022, yield on earning assets was 3.00%, compared with 3.22% for the same period in 2021.  The cost of interest-bearing liabilities was 0.38% for the quarter and 0.36% for the six months ended June 30, 2022, compared with 0.39% and 0.42% for the same periods in 2021.

Proceeds from average deposit growth, PPP loan forgiveness and excess cash over the past year were invested in available-for-sale securities, primarily mortgage-backed securities, which comprised 43% of average earnings assets in the first six months of 2022, compared with 33% for the same period in 2021.  This increase in marketable securities as a percent of earnings assets is the primary reason for the reduction in net interest margin, as these securities yield less than loans.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded no provision for loan losses in the second quarter of 2022 compared with $183,000 in the second quarter 2021.  QNB's allowance for loan losses of $11,297,000 represents 1.17% of loans receivable at June 30, 2022 compared to $11,184,000, or 1.21% of loans receivable at December 31, 2021, and $11,202,000, or 1.22% of loans receivable at June 30, 2021.  Excluding the PPP loans, which are expected to be fully forgiven within the several months, and are 100% guaranteed by the SBA, the allowance represents 1.18% of loans receivable.  Net loan recoveries were $66,000 and $113,000 for the quarter and six months ended June 30, 2022, respectively, compared with charge-offs of $96,000 and $82,000 for the same periods in 2021, respectively.   Annualized net loan recoveries for the quarter and six months ended June 30, 2022 were 0.03% and 0.02% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $11,394,000, or 1.18% of loans receivable at June 30, 2022, compared with $11,672,000, or 1.26% of loans receivable at December 31, 2021, and $12,515,000, or 1.36% of loans receivable at June 30, 2021.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At June 30, 2022, $3,987,000, or approximately 56% of the loans classified as non-accrual are current or past due less than 30 days.  Commercial loans classified as substandard or doubtful loans totaled $18,836,000 at June 30, 2022, compared with $18,531,000 reported at December 31, 2021, and $22,533,000 at June 30, 2021.

Non-Interest Income

Total non-interest income was $639,000 for the second quarter of 2022, compared with $2,534,000 for the same period in 2021, due primarily to a $2,025,000 change the fair value of the equity securities portfolio compared with the same period in 2021.  Net realized gain on investments increased $163,000 to $457,000 for the quarter ended June 30, 2022, compared with the same period in 2021.   The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.22%.

Fees for services to customers increased $107,000, to $403,000 for the second quarter 2022 compared with the same period in 2021 due primarily to increased overdraft occurrences.  Retail brokerage and advisory income increased $12,000 to $205,000 attributable to increased advisory income.

Net gain on sale of loans decreased $120,000 when comparing the second quarter of 2022 with the same period in 2021, as there was a decrease in mortgage originations when comparing the periods.    Other non-interest income decreased $28,000 when comparing the two periods due primarily to reduced title insurance income, letter of credit fees and miscellaneous fees of $23,000, $11,000, and $6,000 offset in part to increased mortgage loan servicing income and credit card fees of $14,000 and $6,000, respectively.  ATM and debit card income declined slightly to $705,000 for the same period due to reduced card usage when comparing the two periods.

For the six months ended June 30, 2022, non-interest income was $2,250,000 a decrease of $3,688,000 compared to the same period in 2021, primarily due to the change in fair value of the equities portfolio totaling $3,129,000.  Realized gain on sale of securities was $493,000, a decline of $143,000 for the six months ended June 30, 2022, compared with the same period in 2021.  Net gain on sale of loans decreased $472,000 when comparing the six months ended June 30, 2022 with the same period in 2021, as there was a decrease in mortgage originations.  Increases in non-interest income for the six months ended June 30, 2022 compared to the same period in 2021 comprise:  fees for services to customers, ATM and debit card fees, and retail brokerage and advisory income, which increased $192,000, $44,000, and $50,000, respectively.  Other non-interest income decreased $230,000 due primarily to a life insurance benefit of $193,000 realized during the first quarter of 2021.

Non-Interest Expense

Total non-interest expense was $7,746,000 for the second quarter of 2022, compared with $7,749,000  for the same period in 2021.  Salaries and benefits expense decreased $137,000, or 3.2%, to $4,205,000 when comparing the two quarters.  Salary expense and related payroll taxes decreased $129,000, to $3,536,000 during the second quarter 2022 compared to the same period in 2021 with decreases in incentive bonus and related taxes of $172,000 and stock-based compensation expense of $12,000, offset in part by increased salary expense and related taxes of $58,000 and a reversal of $12,000 in accrued vacation expense that occurred in 2021.  Benefits expense decreased $8,000, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $69,000, or 5.7%, to $1,274,000 for the second quarter 2022 due to increased software maintenance and amortization of $67,000, increased building maintenance expenses of $13,000, increased rent of $3,000 and increased equipment expense of $4,000, offset in part by decreased depreciation expense of $22,000.

Other non-interest expense increased $65,000, or 3%, when comparing second quarter 2022 with the same period in 2021 due to increased marketing, travel and entertainment, and ATM and check card expense, offset in part by decreased FDIC insurance and state tax.

For the six months ended June 30, 2022, non-interest expense was $15,559,000, an increase of $487,000, or 3.2%, compared to the same period in 2021.

Provision for income taxes decreased $304,000 to $647,000 in the second quarter 2022 due to decreased pre-tax income and a lower effective tax rate,  compared with the same period in 2021.  The effective tax rates for the quarter and six months ended June 30, 2022 were 16.2% and 17.2%, respectively, compared with 19.7% and 20.0%, respectively, for the same periods in 2021.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Mary E. Liddle
	President & Chief Executive Officer	Acting Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5718
	dfreeman@qnbbank.com	mliddle@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
Assets	$1,646,695	$1,647,986	$1,673,340	$1,658,544	$1,575,353
Cash and cash equivalents	17,094	13,260	13,390	24,160	56,621
Investment securities
Debt securities, AFS	609,567	656,846	692,360	664,053	549,385
Equity securities	11,617	12,652	12,410	15,084	15,445
Loans held-for-sale	-	-	-	2,706	5,018
Loans receivable	963,414	926,369	926,470	923,778	920,923
Allowance for loan losses	(11,297)	(11,231)	(11,184)	(11,214)	(11,202)
Net loans	952,117	915,138	915,286	912,564	909,721
Deposits	1,467,728	1,451,753	1,449,745	1,431,825	1,343,733
Demand, non-interest bearing	240,281	242,024	243,006	248,282	235,548
Interest-bearing demand, money market and savings	1,065,638	1,046,074	1,038,366	1,010,547	931,724
Time	161,809	163,655	168,373	172,996	176,461
Short-term borrowings	77,836	76,738	68,476	71,426	75,021
Long-term debt	10,000	10,000	10,000	10,000	10,000
Shareholders' equity	83,738	102,498	136,494	135,968	137,340
Asset Quality Data (Period End)
Non-accrual loans	$7,085	$7,272	$7,530	$7,827	$8,185

Loans past due 90 days or more and still accruing	-	-	-		-
Restructured loans	4,309	4,375	4,142	4,317	4,330
Non-performing loans	11,394	11,647	11,672	12,144	12,515
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$11,394	$11,647	$11,672	$12,144	$12,515

Allowance for loan losses	$11,297	$11,231	$11,184	$11,214	$11,202

Non-performing loans / Loans excluding held-for-sale	1.18%	1.26%	1.26%	1.31%	1.36%
Non-performing assets / Assets	0.69%	0.71%	0.70%	0.73%	0.79%
Allowance for loan losses / Loans excluding held-for-sale	1.17%	1.21%	1.21%	1.21%	1.22%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Six months ended
For the period:	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21	6/30/22	6/30/21

Interest income	$12,327	$11,809	$11,938	$11,721	$11,380	$24,136	$23,111
Interest expense	1,224	1,073	1,130	1,137	1,162	2,297	2,376
Net interest income	11,103	10,736	10,808	10,584	10,218	21,839	20,735
Provision for loan losses	-	-	-	-	183	-	458
Net interest income after provision for loan losses	11,103	10,736	10,808	10,584	10,035	21,839	20,277
Non-interest income:
Fees for services to customers	403	384	368	363	296	787	595
ATM and debit card	705	641	693	687	709	1,346	1,302
Retail brokerage and advisory income	205	205	208	218	193	410	360
Net realized gain on investment securities	457	36	766	404	294	493	636
Unrealized gain (loss) on equity securities	(1,446)	(8)	87	(836)	579	(1,454)	1,675
Net gain on sale of loans	-	-	58	65	120	-	472
Other	315	353	348	414	343	668	898
Total non-interest income	639	1,611	2,528	1,315	2,534	2,250	5,938
Non-interest expense:
Salaries and employee benefits	4,205	4,266	4,540	4,554	4,342	8,471	8,359
Net occupancy and furniture and equipment	1,274	1,265	1,273	1,249	1,205	2,539	2,493
Other	2,267	2,282	2,322	1,987	2,202	4,549	4,220

Total non-interest expense	7,746	7,813	8,135	7,790	7,749	15,559	15,072
Income before income taxes	3,996	4,534	5,201	4,109	4,820	8,530	11,143
Provision for income taxes	647	824	1,052	685	951	1,471	2,224
Net income	$3,349	$3,710	$4,149	$3,424	$3,869	$7,059	$8,919

Share and Per Share Data:
Net income - basic	$0.94	$1.04	$1.17	$0.96	$1.09	$1.99	$2.51
Net income - diluted	$0.94	$1.04	$1.17	$0.96	$1.09	$1.98	$2.51
Book value	23.47	28.81	$38.41	$38.25	$38.58	$23.47	$38.58
Cash dividends	$0.36	$0.36	$0.35	$0.35	$0.35	$0.72	$0.70
Average common shares outstanding - basic	3,559,185	3,552,854	3,549,584	3,554,664	3,556,550	3,556,037	3,555,804
Average common shares outstanding - diluted	3,559,185	3,554,456	3,550,542	3,555,832	3,557,243	3,556,568	3,555,804

Selected Ratios:
Return on average assets	0.79%	0.90%	0.98%	0.84%	0.98%	0.84%	1.18%
Return on average shareholders' equity	9.28%	10.60%	11.82%	9.92%	11.53%	9.93%	13.57%
Net interest margin (tax equivalent)	2.73%	2.71%	2.68%	2.72%	2.74%	2.72%	2.89%
Efficiency ratio (tax equivalent)	64.98%	62.35%	59.29%	64.47%	59.95%	63.63%	55.80%
Average shareholders' equity to total average assets	8.51%	8.47%	8.33%	8.43%	8.53%	8.49%	8.71%
Net loan charge-offs (recoveries)	$(66)	$(47)	$30	$(12)	$96	$(113)	$82

Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.03%	-0.02%	0.01%	-0.01%	0.04%	-0.02%	0.02%

Balance Sheet (Average)
Assets	$1,700,600	$1,675,385	$1,672,267	$1,623,704	$1,577,417	$1,688,061	$1,522,251
Investment securities (AFS & Equities)	710,856	710,109	690,792	600,355	522,204	710,485	484,954
Loans receivable	944,773	918,602	918,631	922,187	938,849	931,760	935,750
Deposits	1,458,921	1,444,049	1,440,611	1,389,149	1,345,498	1,451,526	1,302,395
Shareholders' equity	144,688	141,986	139,227	136,888	134,594	143,344	132,545